                                                                   Exhibit 10.27

                   [LETTERHEAD OF NATIONSBANK APPEARS HERE]




NATIONSBANK


  January 29, 1997


  Mr. Jay B. Lewis
  Chief Financial Officer
  Jones International Networks, Ltd.
  9697 East Mineral Avenue
  Englewood, CO 80155-3309



        $25,000,000 Credit Facility consisting of a
   Re: Facility A -$20,000,000 Senior Reducing Revolving Credit Facility and a Facility B -$5,000,000 One Year Revolving Credit Facility.


  Dear Jay:

  NationsBank of Texas, N.A. ("NationsBank") is pleased to offer to be the agent (in such capacity, the "Agent") for a combined $25,000,000 Credit Facility (the "Facility") to Jones International Networks, Ltd. ("Borrower"), and to offer its commitment to lend all $25,000,000 of the Facility, upon and subject to the terms and conditions of this letter and the Summary of Terms and Conditions (herein so called) attached hereto as Exhibit A, and in reliance on oral or written materials and other information which Borrower has previously provided to NationsBank (collectively, the "Information").

  If Borrower accepts this offer as hereinafter provided, the closing of the Facility will be conditioned upon (i) the preparation, negotiation, execution and delivery of definitive credit documentation in form and substance satisfactory to the Agent and the Lenders reflecting the Summary of Terms and Conditions and containing such other terms and conditions as are usual and customary for transactions of this nature and (ii) the absence of a material adverse change in the financial condition, business operations, properties or prospects of Borrower and its subsidiaries, if any, taken as a whole, or any guarantor since December 31, 1996.

  By acceptance of this offer, Borrower represents and warrants that (i) the Information is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are or will be made and (ii) all financial projections that have been or are hereafter prepared by Borrower and made available to NationsBank have been or will be prepared in good faith based on reasonable assumptions. Borrower agrees to supplement the Information and projections referred to in clauses (i) and (ii) above from time to time until closing of the Facility so that the representation and warranty in the preceding sentence remains correct.

  Jones International Networks, Ltd.
  January 29, 1997
  Page 2


  By acceptance of this letter, Borrower represents and warrants to NationsBank and NationBanc Capital Markets, Inc. ("NCMI") that all historical financial statements and other information regarding Borrower and its subsidiaries, if any, or any guarantor heretofore delivered to NationsBank or NCMI in connection with the Facility are true, correct, and not misleading in any material respect and that any projections heretofore delivered to NationsBank or NCMI in connection with the Facilities have been prepared in good faith and based on information believed to be true, correct and not misleading in any material respect.

  Upon acceptance of this commitment by the Borrower, the Borrower agrees to immediately pay a structuring fee to NCMI in the amount of $50,000 (the "Structuring Fee"). Such Structuring Fee is non-refundable whether or not the Facilities are ever closed or a funding ever occurs under the Facilities. By acceptance of this offer, the Borrower agrees to pay the costs and expenses, including reasonable attorneys' fees and expenses and expenses of due diligence, incurred before or after the date hereof by the Agent or NCMI in connection with the Facility whether or not the Facility is ever closed or a funding ever occurs under the Facility.

  In addition, Borrower agrees to indemnify and hold harmless NationsBank, NCMI, and their respective affiliates, officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel) which may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with the Facility, including, without limitation, any transaction in which the proceeds of any borrowing under the Facility are or are to be applied, whether or not an Indemnified Party is a party thereto, whether or not the transactions contemplated herein are consummated, and whether or not arising out of the negligence of such Indemnified Party, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. Borrower will not settle or consent to judgment with respect to any such investigation, litigation, or proceeding without the prior written consent of NationsBank and NCMI, unless such settlement or consent includes an unconditional release of each Indemnified Party.

  Neither this offer nor the undertaking and commitment contained herein may be disclosed to or relied upon by any other person or entity other than your accountants, attorneys and other advisors, without the prior written consent of NationsBank, except that following your acceptance hereof you may make public disclosure hereof as required by law and may disclose the terms of the commitment to your investment advisors and to the entities who are underwriting your initial public offering, and may disclose the terms in any prospectus distributed in connection with the offering.

Jones International Networks, Ltd.
January 29, 1997
Page 3


This letter shall be governed by, and construed in accordance with, the laws of the state of Texas without regard to the principles governing conflicts of laws. This letter may be modified or amended only in writing. This letter is not assignable by Borrower without the prior written consent of NationsBank and NCMI. This letter supersedes and replaces any and all proposals or commitment letters previously delivered by NationsBank or NCMI to Borrower relating to the Facilities. This letter may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.

This offer will automatically expire at the close of business on February 6, 1997 unless Borrower (i) executes this letter and returns it to NationsBank prior to that time (which may be by facsimile transmission), and (ii) delivers the Structuring Fee to NationsBank, whereupon this letter shall become a binding undertaking and commitment. Thereafter, this undertaking and commitment will automatically expire at the close of business on April 7, 1997 unless definitive credit documentation is executed and delivered prior to that time.

THIS WRITTEN AGREEMENT (WHICH INCLUDES THE SUMMARY OF TERMS AND CONDITIONS) REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Very truly yours,

NATIONSBANK OF Texas, N.A.,
  Individually and as Agent


By: /s/ David G. James
   --------------------------------
   Title: Vice President
         --------------------------



Accepted and Agreed To:

Jones International Networks, Ltd.


By: /s/ Jay B. Lewis
   --------------------------------
   Title: Chief Financial Officer
         --------------------------


Date of Return to NationsBank: February 5, 1997
                               ----------------

                                   EXHIBIT A
                        SUMMARY OF TERMS AND CONDITIONS
                               January 29, 1997



Borrower:                    Jones International Networks, Ltd.

Guarantors:                  All present and future Subsidiaries of Borrower.

Agent:                       NationsBank of Texas, N.A.

Arranger:                    NationsBanc Capital Markets, Inc.

Lenders: NationsBank of Texas and such other acceptable banks that may become lenders from time to time.

Expected Closing:            On or before April 7, 1997.

Facilities:                  Facility A - $20,000,000 Senior Reducing Revolving
                             ----------
                             Credit Facility.  (The "Facility A Commitment").

                             Facility B - $5,000,000 One Year Revolving Credit
                             ----------
                             Facility which can be renewed once for an additional year at the option of the Borrower provided that the Borrower is in compliance with all terms and conditions of the Credit Agreement at the time of such renewal. Any further renewals will be subject to the mutual consent of the Borrower and the Lender. (The "Facility B Commitment").

Maturity:                    Facility A:  Five years from closing.
                             ----------

                             Facility B:  One year from closing or as renewed as
                             ----------
                             outlined above, not to exceed five years from closing.

Purpose:                     Facility A:  To finance permitted acquisitions and
                             ----------
                             capital expenditures and general corporate purposes.

                             Facility B:  To finance working capital and general
                             ----------
                             corporate purposes.

Facility A Repayment:        Facility A shall require the payment of interest
                             ----------
                             only up to the earlier of 3/31/00, or the third anniversary of the Closing Date. Thereafter, availability shall be (and prepayments shall be required so that the principal balance of Facility A never exceeds the Facility A Commitment as so reduced) permanently reduced in quarterly installments as set forth as below:

                             Quarterly Date            % Reduction
                             --------------            -----------
                             June 30, 2000                7.50%
                             September 30, 2000           7.50%

                             December 31, 2000          7.50%
                             March 31, 2001             7.50%
                             June 30, 2001              10.00%
                             September 30, 2001         10.00%
                             December 31, 2001          25.00%
                             March 31, 2002             25.00% and any remaining
                                                               balance such that
                                                               the Commitment
                                                               shall be zero.

Facility B Repayment:        Facility B shall require repayment in full at
                             ----------
                             Maturity.

Collateral:                  A first priority pledge of, and lien on, all assets
                             of the Borrower and its subsidiaries, including stock and partnership interests. A negative pledge on all unencumbered assets of the Borrower and its subsidiaries. Borrower and its subsidiaries shall agree not to agree with any other person to pledge their respective assets.

Interest Rate:               All borrowings under the Facilities shall bear
                             interest at a rate equal to, at the Borrower's option, the Applicable Margin (as defined below) above (i) NationsBank's base rate or (ii) Adjusted
                             LIBOR. The Applicable Margin will vary based on the ratio of the Borrower's Leverage Ratio as shown below:

Applicable Margin:           Applicable Margin shall mean the following per
                             annum percentages, applicable in the following situations:

                                --------------------------------------------------------
                                Leverage Ratio      Prime Rate Basis      LIBOR Basis
                                --------------------------------------------------------
                                greater than 3.50:1       2.00%              3.00%
                                --------------------------------------------------------
                                greater than 3.00:1
                                 less than 3.50:1         1.75%              2.75%
                                --------------------------------------------------------
                                greater than 2.50:1
                                 less than 3.00:1         1.50%              2.50%
                                --------------------------------------------------------
                                greater than 2.00:1
                                 less than 2.50:1        1.125%             2.125%
                                --------------------------------------------------------
                                less than 2.00            0.75%              1.75%
                                --------------------------------------------------------

Fees:

Underwriting Fee:            1.75% of the Facilities payable on the Closing
                             Date.

Structuring Fee:             $50,000 upon acceptance by the Borrower of a
                             Commitment.

Commitment Fee:              The Lenders shall be paid a non-refundable annual
                             fee of 1/2 of 1% of the unused Commitment, payable quarterly in arrears which shall accrue on the average daily unused portion of the Facilities.

Conditions Precedent to
First Funding of Facility A  Usual and customary conditions precedent, including a requirement that at least 90% of new net equity proceeds be expended for permitted acquisitions as outlined in the Borrower's S-1 Registration Statement as filed with the Securities and Exchange Commission on November 6, 1996.

Acquisitions:                The Borrower may make acquisitions at its sole
                             discretion from the proceeds of the equity financing. At such time that the Borrower accesses
                             Facility A, the Borrower may make acquisitions up to $2,000,000 in aggregate in any given fiscal year provided that the Borrower demonstrates pro forma compliance, thereafter all acquisitions are subject to: (i) approval of all Lenders, which will not be unreasonably withheld, (ii) no event of default exists, or would result therefrom and (iii) receipt of revised projections.

Proceeds from Equity
Offerings and Assets
Sales: 100% of the net proceeds from the sale of assets will be used to reduce the Facility B Commitment and then the Facility A Commitment. 100% of any net cash proceeds will be used to reduce the Commitment to a leverage ratio of no less than or equal to 3.0x when Total Debt to Operating Cash Flow is greater than 3.5x and to reduce any outstandings under the Facilities when Total Debt to Operating Cash Flow is less than or equal to 3.5x, subject to no Default.

Change of Control:           Glenn R. Jones will retain at least 51% direct or
                             indirect voting interest in the Borrower.

Negative Covenants:          No restricted payments with the exception of: the
                             Borrower may be permitted to repay intercompany borrowings to Jones Global Group and Jones
                             Intercable from net proceeds of equity offering. No investments except that the Borrower may invest in "PIN" and "Superaudio" to the extent required under the partnership agreements in effect as of the Closing. No indebtedness other than: capital lease payments, Letters of Credit (with maturities of one year or less) and other obligations in the ordinary course of business subject to a maximum limit of $2,000,000.

Covenants:                   The definitive loan documentation shall contain
                             other affirmative and negative covenants which are usual and customary for transactions of this nature, including a requirement that any debt or other obligations owing by Borrower to any of its affiliates be subordinated to the Facilities on terms and conditions acceptable to the Lenders.

Financial Covenants:         Borrower shall not permit the ratio of Total Debt
                             to Operating Cash Flow to be greater than the following ratios during the following periods:

                                   Period                          Ratio
                                   ------                          -----
                                   Closing - 12/31/97               4.00x
                                   1/1/98 - 9/30/98                 3.50x
                                   10/1/98 - 6/30/99                3.00x
                                   7/1/99 - thereafter              2.50x

                             Borrower shall not permit the ratio of Operating Cash Flow to Interest Expense to be less than the following ratios during the following periods:

                                   Period                            Ratio
                                   ------                            -----
                                   Closing - thereafter              2.50x

                             Borrower shall not permit the ratio of Operating Cash Flow to Pro Forma Debt Service to be less than the following ratios during the following periods:

                                   Period                            Ratio
                                   ------                            -----
                                   Closing - thereafter              1.50x

                             The total Operating Cash Flow generated from "JRN", "PIN" and "GAC" networks existing on the last day of any fiscal quarter shall not be less than 85% of the total Operating Cash Flow generated from "JRN", "PIN" and "GAC" networks on the last day of the immediately preceding fiscal quarter.

Events of Default:           The definitive loan documentation shall contain
                             events of default which are usual and customary for transactions of this nature.

Conditions Precedent:        Usual and customary for transactions of this
                             nature. To include raising no less than $30MM of net equity financing.

Expenses:                    Whether or not the Facilities are closed, the
                             Borrower shall reimburse Agent and Arranger for all costs and expenses, including reasonable attorney's fees and expenses, incurred by Agent and Arranger in connection with the preparation, negotiation, execution, delivery, syndication, amendment and administration of the Facility, and Borrower shall reimburse each Lender for all costs and expenses including reasonable attorneys' fees and expenses, incurred by such Lender in connection with the enforcement and collection of the obligations of Borrower or any Guarantor.

Governing Law:               State of Texas

Assignments and
Participations:              Usual and customary provisions.

Definitions:                 Leverage Ratio - The ratio of the Borrower's Total
                             --------------
                             Debt to its sum of the last four fiscal quarters' of Operating Cash Flow.

                             Operating Cash Flow - The sum of the last four
                             -------------------
                             fiscal quarters' net income plus interest expense, depreciation, amortization, income taxes, deferred items and other non-cash expenses, less non-cash credits included in net income, plus the equity distribution received from the Superaudio partnership.

                             For purposes of calculating Operating Cash Flow with respect to assets not owned at all times during the four fiscal quarters preceding the date of Operating Cash Flow, there shall be: (i) included the Operating Cash Flow of any assets acquired during any such four fiscal quarters for the twelve month period preceding the date of determination, and (ii) excluded the Operating Cash Flow of any assets disposed of during any such four fiscal quarters for the twelve month period preceding the date of determination.

                             Total Debt - As it relates to the Borrower shall
                             ----------
                             mean and include: (i) all funded and contingent indebtedness of the Borrower under the Facilities,
                             (ii) all other funded and contingent indebtedness for borrowed money, (iii) all letters of credit, and (iv) all capitalized lease obligations. Total Debt can be reduced by all available cash above $500,000 only for quarterly covenant compliance.

                             Joint Ventures - The Company is a partner in two
                             --------------
                             joint ventures, the PIN Venture and Superaudio. The PIN Venture was organized in January 1995 and commenced operations on February 1, 1995. The PIN Venture owns and operates a 24-hour-a-day cable television network for the airing of long-form advertising ("infomercials"). As of September 1, 1996, the PIN Venture was owned 47% by a subsidiary of the Borrower, 47% by Cox Consumer Information Network and 6% by Adelphia Communications Corporation. Superaudio commenced operations in July 1990 and is a joint venture which is owned 50% by a subsidiary of the Borrower and 50% by DMX Inc.